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Blue River Bancshares, Inc. Announces First Quarter 2005 Earnings (Unaudited)

April 20, 2005

Blue River Bancshares, Inc. (BRBI) today announced consolidated net income of $204,000 for the quarter ended March 31, 2005, which includes the recognition of merger expenses of $69,000. This net income compared to a consolidated net income of $186,000 for the same period of 2004. Basic earnings per share were $0.06 for the quarter ended March 31, 2005, compared to $0.05 per share for the quarter ended March 31, 2004. Weighted average outstanding shares (basic) for the first quarter of 2005 and 2004 were 3,406,150. The Company maintains a valuation allowance against its deferred tax asset. The Company recorded changes in its valuation allowance to offset a change in the deferred tax, resulting in no income tax expense for the quarter ended March 31, 2005.

Net interest income before loan loss provision for the three months ended March 31, 2005 was $1,655,000 as compared to $1,540,000 for the same period in 2004. Non-interest income for the three months ended March 31, 2005 was $264,000 as compared to $321,000 for the same period in 2004.

The loan loss provision for the three months ended March 31, 2005, was $53,000 versus $98,000 for the quarter ended March 31, 2004.

Non-interest expense increased to $1,663,000 for the three months ended March 31, 2005 from $1,578,000 for the same period of 2004. Expenses for the current year period include $69,000 related to the proposed merger with Heartland Bancshares, Inc. which has since been terminated.

During the 2004 year end audit of the financial statements, it was determined that the Company was incorrectly accounting for deferred loan fees and costs on home equity loans. This resulted in a $178,000 reduction in net income. Subsequently, the Company determined that it needed to restate its 2004 quarterly financials going forward to reflect the $178,000 reduction in net income to properly document the full effect of the accounting error on each of the quarters in 2004. The Company has determined that the earnings reported during 2004 will be reduced by $41,000 for the first quarter, $55,000 for the second quarter, $52,000 for the third quarter and $30,000 for the fourth quarter. This information will be provided in detail in the Company's quarterly report for the first quarter of 2005.

Russell Breeden, III Chairman, CEO and President of Blue River commented, "We are pleased to see our net interest income after the provision for loan loss increase by $113,000 from the 4th quarter of 2004 to this current quarter. We also benefited from a decrease in net non-interest expense (after including non-interest income) of $302,000 from the last quarter of 2004 to the first quarter of 2005. The major components of this dramatic change were a decline of merger expenses of $186,000 which includes $134,000 of severance pay to our former President recorded in salary expense and a decline in


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other expenses, supplies, and advertising and promotion associated with changing the name of the Company's Kentucky banking subsidiary from Unified Banking Company to Paramount Bank during the fourth quarter of 2004. Non-interest income was $18,000 less during this period than the 4th quarter of 2004."

Mr. Breeden also said "We continue to be fairly asset sensitive, with a large amount of variable rate loans tied to prime, so we are benefiting from the increases in prime. In addition, we are hopeful that we can increase our loan balances and continue to increase our net interest income, without reducing our credit quality. We are pleased that our staff has continued to work very hard at implementing our plans and strategies. We are beginning to see meaningful results from these actions. "

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such "will," "would," "should," "could," or "may." These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.